Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-185945, 333-189001 and 333-1943113 on Form S-8 of our report dated March 2, 2015, relating to the consolidated financial statements and financial statement schedules of Altisource Residential Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the significant related party transactions with Altisource Asset Management Corporation, Altisource Portfolio Solutions S.A., and Ocwen Financial Corporation and the potential implications to the Company should the related parties be unable to perform under their respective agreements or in the event that these arrangements are terminated) and our report dated March 2, 2015, relating to the effectiveness  of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 2, 2015